EMPLOYMENT, CONFIDENTIALITY, NON-SOLICITATION,NON-COMPETITION, AND NON-RECRUITMENT AGREEMENT

This Employment, Confidentiality, Non-Solicitation, Non-Competition, and Non-Recruitment Agreement (the "Agreement") is made and entered into on this lst day of May, 2009 between MAXIM TEP, INC., a Texas corporation, its subsidiaries, affiliates, successors and assigns (collectively referred to as the "Company"), and ROBERT C. JOHNSON ("Executive"). In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.        Agreement to Employ.  The Company desires to secure the services of Executive as Chief Financial Officer, or such other title or titles which may be mutually acceptable to Company and Executive. The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive's employment with the Company.

2.        Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement's stated term and the employment relationship created under it will begin on May 1, 2009, and will remain in effect for a term of three (3) years, unless earlier terminated in accordance with Agreement Section 9 (the "Initial Employment Term"). This Agreement shall be automatically renewed for successive thirty (30) day periods after the Initial Employment Term (each a "Renewal Term"), unless terminated by either party upon written notice ("Non-Renewal Notice") given at least ten (10) days before the end of the Initial Employment Term or any Renewal Term, or unless earlier terminated in accordance with the above or Agreement Section 9. The date Executive commences employment under this Agreement will be referred to as the "Commencement Date" and the period during which Executive is employed under this Agreement (including any Renewal Term) will be referred to as the "Employment Period."

3.        Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Agreement Sections 6 and 7 shall survive any termination or expiration of this Agreement or the termination of Executive's employment for any reason whatsoever.

4.        Services to be Provided by Executive.

(a) Position and Responsibilities. Subject to the Agreement's terms, Executive agrees to serve as Chief financial Officer and Executive shall be assigned responsibilities by the Company's CEO and/or Board of Directors consistent with such position. The Company, in its sole discretion, will determine whether Executive has satisfactorily performed his employment duties during the Initial Employment Term, any Renewal Term, or the Employment Period. During the Employment Period, Executive will devote his undivided loyalty to the Company and devote all of his skill, knowledge and working time (except for vacation time as provided for in this Agreement and reasonable absences for sickness or disability in accordance with policies established from time-to-time by the Company) such reasonable time as may be necessary from time to time for personal and financial matters to the extent they do not interfere with the conscientious performance of his duties and responsibilities under the Agreement. Executive's duties shall be performed at the Company's offices in Spring, Texas and Denver, Colorado.

(b) Executive's Employment Representations. Executive represents to the Company that he (i) will not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic and not-for-profit organizations) without the consent of the Company; (ii) will not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company's business. Executive further represents to the Company that (i) he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject to by entering into this Agreement or providing services under the Agreement's terms; and (ii) Executive is under no contractual, legal, or fiduciary obligation or burden that reasonably may be expected to interfere with Executive's ability to perform services under the Agreement's terms.

5.        Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a) Base Salary. Executive will receive a base salary of $240,000 per year, less applicable payroll deductions and tax withholdings ("Base Salary"), for all services rendered by Executive under this Agreement. The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company and subject to the applicable federal and state laws concerning payment of wages. The payment of the Base Salary shall be made only during the Employment Period, except as set forth herein. The designation of Executive's compensation does not constitute a guarantee of employment for any specific period of time. Notwithstanding anything in this Section 5(a) or otherwise in this Agreement to the contrary, Company shall have the option to defer payment of all or some portion of Executive's Base Salary and at the option of the Executive the Company shall either (i) pay such accrued salary when and to the extent the Company has available resources to do so or (ii) covert such accrued salary into common stock of the Company at a conversion rate of $0.75 per share.

(b) Initial Grant of Stock / Options. Contemporaneously with the execution hereof, as a sign-on bonus Executive shall be granted shares of the Company's common stock and options as follows:

i.	Executive shall be granted 1,500,000 restricted shares of the Company's common stock and all such shares shall be fully vested as of the date granted.
ii.	The Agreement between Company and Executive dated October 31, 2008 will remain in full force and effect until terminated by either party.

(c) Benefits and Expenses. Executive shall be entitled to participate in the Company's benefit plans for all employees generally, and for the Company's executive employees, subject to the third-party benefit provider's determination that Executive is eligible to participate in such plans. The Company shall be entitled to change or terminate these plans in its sole discretion. Executive acknowledges that an additional cost may, if so determined by the Company, will be incurred by Executive for adding a spouse and/or children to Executive's benefit plan. Executive will comply with the Company's policies regarding these benefits, including all Internal Revenue Service rules and requirements. Subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time, the Company will reimburse Executive for authorized, reasonable and authorized out-of-pocket business expenses upon presentation of an itemized account and appropriate supporting documentation, with the Company being the sole decision-maker as to what constitutes a reasonable out-of-pocket business expense.

(d) Vacations. During each calendar year of the Employment Period, Executive shall be entitled to five (5) weeks of vacation, during which his compensation hereunder shall be paid in full. Such vacation shall be taken at times consistent with the effective discharge of Executive's duties and the reasonable business needs of the Company, and in accordance with the Company's policies then in effect. Unless specifically stated to the contrary in writing by the Company, unused vacations in any year shall lapse and may not be carried forward and no cash amount shall be paid for any unused vacation.

(e) Bonus. Executive shall be entitled to annual or more frequent consideration for performance bonuses under any plan of the Company currently in effect or may come to be in effect.

6.        Confidential Information.

(a)The Company's Promise to Provide Confidential Information. The Company agrees to provide Executive with Confidential Information (defined below) or specialized training to which Executive has not previously had access and of which Executive has not had previous knowledge. This information (the "Confidential Information") includes the Company's business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information also means any information disclosed to Executive by the Company, either directly or indirectly, in writing, orally or by inspection of tangible objects, including without limitation, information and technical data contained in the Company's manuals, booklets, publications and materials and equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operations, techniques including pricing and marketing techniques and strategies, technology, formulas, software including business software and computer programs, improvements, financial and marketing information including information concerning the financial status and private affairs of the Company, costing methodologies and allocation modeling, and methods of business operation or procedure, forecasts, research, customer lists, customer requirements, customer contracts and service agreements, customer profitability and other financial information, business plans, product information, and the identity of any and all customers, consultants, suppliers, business connections and opportunities. The Confidential Information may be communicated to Executive in writing, orally or electronically.

(b) The Value of the Company's Confidential Information. By executing this document, Executive agrees that the Confidential Information constitutes valuable, special and unique assets of the Company, developed at great expense by the Company, the unauthorized use or disclosure of which would cause irreparable harm to the Company. Executive understands and acknowledges that the Company is engaged in a highly specialized and competitive industry; that the Company relies heavily on information, data, programs and processes it has developed and acquired; and that competitors can reap potential or real economic benefits from the possession of Confidential Information that is otherwise not available to them. Executive understands and acknowledges, therefore, that the protection of the Confidential Information constitutes a legitimate business interest of the Company. Executive acknowledges that the Confidential Information is the exclusive property of the Company and is to be held by Executive in trust and solely for the Company's benefit. Executive further acknowledges that the Confidential Information includes "trade secrets" under Texas law and, in addition to the other protections provided herein, all trade secrets shall be accorded the protections and benefits under Texas law and any other applicable law. Executive waives any requirement that the Company submit proof of economic value of any trade secret or post a bond or other security should the need arise.

(c) Executive's Promise Not to Use or Disclose the Company's Confidential Information. In exchange for the Company's promises to provide Executive with Confidential Information and specialized training to which Executive has not previously had access and of which Executive has not had previous knowledge, Executive agrees that he shall not, either during the period of his employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Company Confidential Information, except as properly required in the ordinary course of the Company's business or as the Company directs and authorizes. Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.

(d) Executive's Agreement Not to Remove Confidential Information. Executive agrees that in the course of his employment with the Company, he will not remove from any Company office or any other place any documents, electronically stored information, or related items that contain Confidential Information, including, without limitation, computer disks, recordings, or other storage or archival systems or devices, including copies, except as may be required in the performance of his duties as an Executive. Executive also agrees that he will not place or save any Confidential Information on any computer or electronic storage system that is not Company property.

(e) Executive's Agreement to Return Confidential Information and Property. When Executive's employment with the Company terminates, regardless of the reason for the termination: (i) Executive agrees that he will not take, destroy, or delete any files, documents or other materials embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative (the Company alone may designate who constitutes an authorized representative for purposes of this Agreement); and (ii) Executive will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the Company, and Executive will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any copies of these materials. Executive further agrees that at the termination of his employment with the Company, regardless of the reason for the termination, or upon the Company's request, Executive will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or Executive on the Company's behalf. If Confidential Information known to Executive or in Executive's possession is subject to a lawful production order by any judicial, regulatory, administrative, legislative, governmental authority, or any similar person or entity, Executive agrees to notify the Company promptly that the lawful order has been received. If Executive is required to disclose the Confidential Information, Executive agrees to use his best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required. If at any time after the termination of Executive's employment for any reason, Executive determines that he has any Confidential Information or Company property in his possession or control, Executive agrees to immediately return it to the Company, including all copies and portions of the information or property. To document Executive's return of Company Confidential Information and property, Executive agrees to execute Exhibit A of this Agreement at the termination of his Company employment for any reason.

The Company's Right to Inspect. Executive agrees that, to ensure compliance with the terms of this Agreement, the Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, or on the premises of the Company at the termination of Executive's employment for any reason and at any time during Executive's Company employment.

(g) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information, subject to the Company's duty to maintain the confidentiality of this information and to use it only for certain limited purposes. Executive agrees to hold all third party confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, or to use it except as necessary in carrying out Executive's Company work and consistent with the Company's agreement with the third party.

7.       Protective Covenants.

Executive agrees that to protect the Company's Confidential Information, it is necessary to enter into the following protective covenants, which are ancillary to the enforceable promises between the Company and Executive in Section 6 of this Agreement.

(a) Non-Solicitation. Executive agrees that during his employment, and for a period of twelve (12) months following the termination of his employment for any reason, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in activities or endeavors competitive with those conducted by the Company, from any company, customer or client, or prospective customer or client, with whom Executive had contact while employed by the Company during the last twenty-four (24) months of Executive's Company employment.

(b) Non-Competition. Executive also agrees that during his Company employment, and for a period of twelve (12) months following the termination of Executive's employment for any reason, Executive will not, within any of the markets in which the Company has sold conducted business activity or formulated a plan to conduct business activity during the last twelve (12) months of Executive's employment with the Company, without the prior written consent of the Company (the Company alone may designate who constitutes an authorized representative to provide consent under this Agreement), engage in or contribute Executive's knowledge to any employment, work, business, or endeavor which is competitive with a business activity or development or which would require Executive to disclose the Company's Confidential Information.

(c) Non-Recruitment. Executive agrees that during his employment with the Company, and for a period of twelve (12) months from the date of the termination of Executive's employment for any reason, Executive will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment with the Company, otherwise cease their employment with the Company, or otherwise contract for services with, any employee of the Company, or any former employee of the Company whose employment with the Company ceased less than six (6) months before Executive's separation from the Company for any reason.

(d) Nature of the Restrictions. Executive agrees that the time, geographical area, and scope of restrained activities for the restrictions in this Section 7 of the Agreement are reasonable, especially in light of the Company's desire to protect its Confidential Information, and that the restrictions in Section 7 of this Agreement will not preclude Executive from gainful employment in the event Executive's employment terminates for any reason. If a court concludes that any time period, geographical area, or scope of restrained activities specified in Section 7 of this Agreement is unenforceable, the court is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if Executive violates any of the restrictions contained in Section 7 of this Agreement, the restrictive period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company's satisfaction.

8.        Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the Initial Employment Term or any Renewal Term of this Agreement upon the occurrence of any one of the following events:

(a) Death. Executive's employment (and the Employment Period) shall terminate upon his death.

(b) Disability. The Company may terminate Executive's employment and the Employment Period (as set forth in Section 9) upon determination of Disability of Executive. For purposes of this Agreement, "Disability" means a physical or mental condition which, in the judgment of the Company prevents Executive from performing the essential functions of his position with the Company, even with reasonable accommodation, for a period of not less than 90 consecutive days.

(c) Termination for Cause. The Company shall have the option to terminate the Executive's employment during the Employment Period, effective upon written notice of such termination to Executive, for Cause as the Company determines. Under the Agreement, termination for "Cause" means the Company's termination of Executive's Company employment upon the occurrence of any of the following events:

i.	Any act of fraud, misappropriation or embezzlement by Executive regarding any aspect of the Company's business;

ii.
The material breach by Executive of any Agreement provision including, without limitation, (a) a refusal to follow the Company or its designee's lawful directives that are not inconsistent with the duties of Executive's position and the Agreement's provisions, (b) resigning his employment under this Agreement before the occurrence of one or more of the events enumerated in Section 2 of this Agreement (whether or not the Company elects to terminate the Employment Period under Section 2 of this Agreement as a result of such resignation);

iii.	any gross business misconduct by Executive;

iv.	any gross malfeasance by Executive in the conduct of his duties;

v.	The conviction of Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

vi.
The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Executive and the Company or any of its subsidiaries are parties, including this Agreement;

vii.
The intentional failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the Company's President;

viii.
The illegal use of drugs by Executive during the term of the Agreement that, in the sole determination of the Company, substantially interferes with Executive's performance of his duties under the Agreement;

ix.	Acceptance of employment with any employer other than the Company except upon written permission of the Company;

x.	The breach by Executive of his fiduciary duties to the Company; or

(d) Without Cause by the Company or Executive. The Company may terminate Executive's employment and the Employment Period (as set forth in Section 9) without Cause at any time upon at least ten (10) days notice to Executive. Executive may terminate Executive's employment and the Employment Period (as set forth in Section 9) voluntarily for any reason or no reason.

9.        Termination Procedure.

(a) Notice of Termination. Except as otherwise provided herein, any termination of Executive's employment by the Company or by Executive (other than termination under Section 8(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 1 1(d).

(b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated for Disability under Section 8(b) thirty (30) days after the date of delivery of Notice of Termination, and (iii) if Executive's employment is terminated for Cause under Section 8(c) or without Cause under Section 8(d), the date specified in the Notice of Termination.

10.      Obligations Upon Termination.

(a) The Company's Obligations to Executive upon Termination for Cause, Death or Disability. In the event the Company terminates Executive's employment for Cause, death or Disability, the Company shall have no further liability or obligation to Executive under this Agreement or in connection with his employment, except for (i) any unpaid Base Salary accrued through the Date of Termination, and (ii) any unreimbursed expenses properly incurred prior to the Date of Termination.

(b) The Company's Obligations to Executive Upon Termination Without Cause. Upon termination by the Company of the Executive's employment without Cause, the

Company shall have no further liability or obligation to Executive under this Agreement or in connection with his employment, except for (i) any unpaid Base Salary accrued through the Date of Termination, (ii) any earned but unused vacation time through the Date of Termination, and (iii) any unreimbursed expenses properly incurred prior to the Date of Termination.

(c)Voluntary Termination by Executive. In the event that Executive terminates his employment, the Company shall have no further liability or obligation to Executive under this Agreement or in connection with his employment, except for (i) any unpaid Base Salary accrued through the Date of Termination, (ii) any accrued but unused vacation time, and (iii) any unreimbursed expenses properly incurred prior to the Date of Termination.

11.      Miscellaneous Provisions.

(a) Limitations on Assignment, In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 11(a) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(b) Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 11(b).

(c) Consolidation, Merger, or Sale or Assets. In the event of a future disposition of (or including) the properties and business of the Company or one or more of its divisions or affiliates, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving person or entity; provided that such surviving or transferee entity shall assume in writing all of the obligations of the Company hereunder.

(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Employer, at:

Maxim TEP, Inc.
24900 Pitkin Road, Suite 308 Spring, TX 77386
Attn: Chairman & CEO

or, if to Executive, at:

Mr. Robert C. Johnson
7085 West Belmont
Littleton, TX 80123

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Executive agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the Agreement provisions.

(f) Waiver. A party's waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(g) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

6) Director's and Officer's Insurance. Executive shall be covered by Director's and Officers liability insurance maintained by the Company, such insurance coverage to be reasonably acceptable to Executive. If such insurance lapses, Executive will no longer be bound by this Agreement nor the non-competitive portions of this Agreement.

(k) Executive will continue the seat on the Company's Board of Directors upon execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:	MAXIM TEP INC.

Robert D. Johnson Chief Executive Officer

EXECUTIVE:	ROBERT C. JOHNSON

EXHIBIT A
TERMINATION CERTIFICATION

I certify that I do not have in my possession, nor have I failed to return to the Company (as defined in this Agreement), any Confidential Information, as defined in my Employment, Confidentiality, Non-Solicitation, Non-Competition, and Non-Recruitment Agreement (the "Agreement"), or any other property of the Company.

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[Executive's Signature]                                                         [Date]

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[Typed or Printed Name of Executive]